Exhibit 21.1


                         Subsidiaries of
                     Trico Marine Services, Inc.


    Company                                     State of Organization
   ____________                                 ______________________

Trico Marine Operators, Inc.                        Louisiana

Trico Marine Assets, Inc.                           Delaware

Hos Marine Partners, Inc.                           Delaware

Trico Marine International, Ltd.                    Cayman Islands